Exhibit 99.1

         BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES EARNINGS FOR 2006

    CHARLESTON, S.C., Jan. 18 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on January 18, 2007, announced earnings for the year ended December 31, 2006, of $3,928,263 or $1.01 per share, an increase of 23.34% over 2005 earnings of $3,185,006 or $.83 per share. Our returns on average assets and average equity for the year were 1.69% and 17.20%, respectively, and compare with 2005 returns on average assets and average equity of 1.41% and 15.26%, respectively.

    Hugh C. Lane Jr., the Corporation's President and CEO stated, "We were very pleased with our performance in 2006. We were able to increase earnings 23.34% over 2005, making 2006 another record breaking year. We believe that our guiding principles- distinctive personal service, responsiveness, attention to detail, and long term relationships set the bank apart in an environment of increased competition. Our employees continue to deliver the best service in the banking industry giving us the results we have achieved.

    In celebration of our 20th anniversary on February 26, 2007, the Board of Directors declared a special stock dividend of $.10 per share in addition to our regular quarterly dividend of $.14 per share to shareholders of record December 31, 2006, payable January 31, 2007.

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg and Howe Barnes.

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Bank of South Carolina Corporation (BKSC)
Report of Earnings

                              December 31,     December 31,
                                  2006             2005
                             --------------   --------------
Shares Outstanding
 BKSC Common Stock                3,929,908        3,865,106

Book Value Per Share                   6.02             5.56

Total Assets                 $  243,389,430   $  222,517,526

Quarter Ending

Net Income                   $    1,022,245   $      952,671

Basic Earnings Per Share     $          .26   $          .25

Diluted Earnings Per Share   $          .26   $          .24

Weighted Average Shares
 Outstanding Basic                3,923,069        3,865,106

Weighted Average Shares
 Outstanding Diluted              3,977,107        3,934,850

Bank of South Carolina Corporation (BKSC)
Report of Earnings

Twelve Months Ended
December 31, 2006

Net Income                   $    3,928,263   $    3,185,006

Basic Earnings Per Share     $         1.01   $          .83

Diluted Earnings Per Share   $         1.00   $          .81

Weighted Average Shares
 Outstanding Basic                3,900,707        3,859,351

Weighted Average Shares
 Outstanding Diluted              3,945,928        3,913,119

    On April 11, 2006 the Corporation declared a 25% stock dividend for shareholders of record as of April 28, 2006. On April 12, 2005, the Corporation declared a 10% stock distribution for shareholders of record as of April 29, 2005. All shares and per share data have been retroactively restated to reflect the stock distribution.

SOURCE  Bank of South Carolina
    -0-                             01/18/2007
    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500/
    /Web site:  http://www.banksc.com/